Exhibit 99.2
NOG Announces Williston Basin Bolt-on Acquisition, Increased 2022 Activity,
Shareholder Return Update
BOLT-ON ACQUISITION HIGHLIGHTS
•Bolt-on acquisition (the “Asset Acquisition”) of high oil-cut, core working interest properties in the Williston Basin for $170 million initial purchase price from a private party (the “Seller”)
•Average production >2,500 Boe per day (2-stream, ~83% oil) expected over the next twelve months
•Inventory rich acquisition with 17.5 net undeveloped locations, including 2.6 net wells in process and ~3,500 net acres
•NOG owns existing interests in approximately 50% of the acquired property value, providing high confidence and visibility
•Forward 1-year unhedged cash flow from operations (4/1/22 effective date) expected to be greater than $73 million at strip pricing as of 5/31/22, representing an initial purchase price transaction multiple of 2.3x
•Strong free cash flow profile with only ~$20 – 25 million of annual sustaining capital expenditures necessary to maintain production
•Transaction expected to be accretive to all material valuation metrics, including TEV / EBITDA, earnings per share, free cash flow and cash flow per share over a multi-year period
•Acquisition to be financed with cash; continue to expect 2022 year-end leverage ratio <1x
ADDITIONAL ORGANIC AND GROUND GAME ACTIVITY, GUIDANCE AND SHAREHOLDER RETURN UPDATES
•Strong organic elections combined with commitments on five meaningful Ground Game transactions driving additional completions in 2022 and 2023
•2022 wells spud expected to grow to 65 net wells, a 10-well increase compared to original forecast; average wellhead IRR expected to be >100%
•Raising production and capital expenditures guidance to adjust for the Asset Acquisition, increased well count and increased Ground Game budget; expect Q4:22 exit rate to exceed high-end of new annual production guidance range
•NOG has executed significant hedges for the Asset Acquisition and increased activity
•NOG has completed additional Preferred Stock repurchases and initial Notes repurchases
MINNEAPOLIS (BUSINESS WIRE) – June 7, 2022 - Northern Oil and Gas, Inc. (NYSE: NOG) (the “Company” or “NOG”) today announced that it has entered into an acquisition agreement in the Williston Basin and provided additional updates on operations and guidance.
WILLISTON BASIN ACQUISITION
NOG has entered into a definitive agreement to acquire non-operated interests in the Williston Basin for an initial purchase price of $170 million in cash, subject to typical closing adjustments. The Seller may earn an additional $5 million in contingent payments in 2023 if WTI oil prices exceed $92.50 on December 30, 2022. NOG expects to fund the acquisition with cash on hand, operating free cash flow and borrowings under NOG’s revolving credit facility.
At closing, production on the assets is expected to be greater than 2,300 Boe per day (2-stream, ~85% oil) and NOG expects average production of approximately 2,500 Boe per day over the next twelve months post-closing (2-stream, ~83% oil). NOG expects approximately $15 million of capital expenditures to be incurred post-closing in 2022. These high-quality properties have operating costs lower than NOG’s corporate average on its Williston Basin properties.
The acquired assets are primarily located in Dunn, McKenzie and Williams Counties, ND and include approximately 3,500 acres, 9.2 net producing wells, 2.6 net wells-in-process and 14.9 net engineered economic undeveloped locations. NOG expects 0.8 net wells to be turned-in-line in 2022 post-closing. The assets are operated primarily by Marathon Oil, Continental Resources and ConocoPhillips, and NOG owns existing interests in approximately 50% of the acquired property value.
The effective date for the transaction is April 1, 2022, and NOG expects to close the transaction in August 2022. The obligations of the parties to complete the transactions contemplated by the purchase agreement are subject to the satisfaction or waiver of customary closing conditions.
HEDGING UPDATE
In addition to its continuous hedging program, NOG has hedged, as standard practice, a significant portion of the pending transaction and for increased activity levels. Updated hedge schedules can be found in NOG’s related June Acquisition Presentation at http://ir.northernoil.com.
ADDITIONAL ORGANIC DEVELOPMENT AND GROUND GAME SUCCESS
NOG has agreed to terms on five meaningful Ground Game transactions in the second quarter of 2022, which should drive significant growth to both late 2022 and 2023 projected volumes and cash flows. Additional organic elections and Ground Game wells to be turned-in-line are roughly equally weighted to the Williston and Permian Basins. NOG expects this activity to turn-in-line an additional 3.7 net wells in the back half of 2022 and 1.3 net wells in the first half of 2023. NOG has allocated a portion of its existing Ground Game budget towards these transactions. NOG’s Ground Game capital budget for 2022 has been increased by $40.0 million, inclusive of both potential acquisition and development costs. The increase to the Ground Game budget is driven by an increasing opportunity set of near-term projects with attractive full cycle returns.
REVISED 2022 PRODUCTION AND CAPITAL SPENDING GUIDANCE

	Prior	Current
Annual Production (Boe per day, 2-stream)	71,000 – 76,000	73,000 – 77,000
Q4:22 Exit Rate (Boe per day, 2-stream)	-	77,000+
Net Wells Turned-in-Line	48.0 – 52.0	52.5 – 56.5
Total Capital Expenditures (in millions)	$350 - $415	$405 – $470

NOG anticipates, pro forma for the transactions and at current strip pricing, increasing its Free Cash Flow target for 2022 from >$425.0 million to >$500.0 million.

NOG anticipates a Q4:22 exit rate above the high-end of the revised 2022 annual production guidance range.
NOG will revise additional guidance line items upon closing of the transaction, scheduled for August 2022.

INCREASED SHAREHOLDER RETURNS
In the second quarter-to-date, NOG has in total repurchased $18.7 million in Liquidation Preference value of its Series A Convertible Preferred Stock (the “Preferred”), or an additional $15.0 million since reporting its first quarter 2022 results. These transactions were completed by mid-May 2022 at lower than current market prices. In total, the $55.0 million of Preferred repurchased year-to-date reduces annualized dividend payments by $3.6 million per annum and have reduced the diluted share count by approximately 2.4 million shares, based on the current conversion ratio. The current outstanding Liquidation Preference value of the Preferred is $166.9 million.
Additionally, NOG repurchased $5.0 million of its 8.125% Senior Unsecured Notes due 2028 (the “Notes”) at 98.6% of par value, plus accrued interest. Currently $745.0 million of par value of Notes remain outstanding.
MANAGEMENT COMMENTS
“We continue to use a multi-pronged approach to create value for our shareholders,” commented Nick O’Grady, NOG’s Chief Executive Officer. “As the natural consolidator of working interests, our strong financial position has allowed us to recycle our substantial free cash flow into meaningful growth opportunities. Importantly, we still expect less than a 1x leverage ratio by year-end 2022. We are well ahead of our goals for this year, but these developments are setting the stage for material growth in volumes and cash flow for 2023.”
“While the Permian continues to be a source of growth, we continue to find significant opportunities to grow our Williston Basin position,” commented Adam Dirlam, NOG’s President. “Anchored by significant inventory, high oil cuts, strong margins and existing ownership in over 50% of the properties, this bolt-on transaction fits perfectly with our strategy.”
ADVISORS
Kirkland & Ellis LLP is serving as legal advisor to NOG.
Raymond James served as lead financial advisor to NOG.
ABOUT NORTHERN OIL AND GAS
NOG is a company with a primary strategy of investing in non-operated minority working and mineral interests in oil & gas properties, with a core area of focus in the premier basins within the United States. More information about NOG can be found at www.northernoil.com.
SAFE HARBOR
This press release contains forward-looking statements regarding future events and future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). All statements other than statements of historical facts included in this release regarding NOG’s financial position, common stock dividends, business strategy, plans and objectives of management for future operations, industry conditions, capital expenditures, production, cash flow, hedging and other matters are forward-looking statements. When used in this release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “guidance,” “project,” “predict,” “believe,” “expect,” “continue,” “anticipate,” “target,” “could,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.
Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond NOG’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: changes in crude oil and natural gas prices, the pace of drilling and completions activity on NOG's properties and properties pending acquisition, the effects of the COVID-19 pandemic and related economic slowdown, NOG's ability to acquire additional development opportunities, integration and benefits of property acquisitions, or the effects of such acquisitions on Northern’s cash position and levels of indebtedness, changes in NOG's reserves estimates or the value thereof, general economic or industry conditions, nationally and/or in the communities in which NOG conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, NOG's ability to consummate any pending acquisition transactions (including the transactions described herein), other risks and uncertainties related to the closing of pending acquisition transactions (including the transactions described herein), NOG's ability to raise or access capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, and other economic, competitive, governmental, regulatory and technical factors affecting NOG's operations, products, services and prices.
NOG has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond NOG's control. NOG does not undertake any duty to update or revise any forward-looking statements, except as may be required by the federal securities laws.
Mike Kelly, CFA
Chief Strategy Officer
(952) 476-9800
ir@northernoil.com